Exhibit 16.1

July 14, 2016
Securities and Exchange Commission
 Washington, D.C. 20549
Ladies and Gentlemen:
We were previously principal accountants for Cytori Therapeutics, Inc. and its subsidiaries (the "Company") and, under the date of March 11, 2016, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2015 and 2014, and the effectiveness of internal control over financial reporting as of December 31, 2015. On July 12, 2016, we were dismissed. We have read the Company's statements included under Item 4.01 of its Form 8-K dated July 14, 2016, and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statements that (1) the decision to change independent registered public accounting firms was recommended by the Audit Committee of the Board of Directors and was approved by the Board of Directors, and (2) the Company did not consult with BDO USA, LLP ("BDO") regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.
Very truly yours,
/s/ KPMG LLP